UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 17, 1999
                ------------------------------------------------
                Date of Report (Date of earliest event reported)

                      PLANET HOLLYWOOD INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                          00028230               59-3283783
-------------------------------        -----------------   ---------------------
(State or other jurisdiction of        (Commission  File       (I.R.S. Employer
incorporation or organization)               Number)      Identification Number)


                              8669 COMMODITY CIRCLE
                             ORLANDO, FLORIDA 32819
           -----------------------------------------------------------
           (Address of principal executive office, including zip code)

                                 (407) 363-7827
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS

         On August 17, 1999, Planet Hollywood International, Inc. (the "Company") announced that it had entered into an agreement in principle with a subcommittee representing holders of its Senior Subordinated Notes due 2005 (the "Notes") and with an investor group organized by Robert Earl, the Company's founder and Chief Executive Officer, to restructure the Company's financial position. As part of the proposed agreement, the Company's $250 million Senior Subordinated Notes due 2005 (the "Notes") would be satisfied by issuing a combination of $47.5 million cash, $60 million of new Secured Payment-In-Kind Notes (the "PIK Notes"), and new common stock, which would give holders of the Notes a 26.5% equity stake in the reorganized Company.

         The investor group will invest $30 million to purchase a 70% equity stake in the reorganized Company and will assist in obtaining a minimum $40 million bridge facility (the "New Senior Secured Notes"), which will be secured by substantially all of the Company's assets and will receive 3.5% of the new common stock. The liens of the PIK Notes will be subordinate to the New Senior Secured Notes and up to $25 million for a working capital facility. Additional terms of the PIK Notes are set forth in the copy of the PIK Notes term sheet, attached hereto as Exhibit 99.1 and incorporated herein by reference.

         The proposed agreement, which is explained in more detail in the Company's Current Report on Form 8-K filed on August 18, 1999, is conditioned upon acceptance by holders of not less than approximately $160 million of the Notes.

         On August 18, 1999, the New York Stock Exchange issued a press release stating that it would apply to delist the Company's common stock.

ITEM 7.   EXHIBITS.

         99.1     PIK Notes term sheet


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 23, 1999               PLANET HOLLYWOOD
                                       INTERNATIONAL, INC.

                                       /s/ SCOTT E. JOHNSON
                                       ----------------------------
                                       Name: Scott E. Johnson
                                       Title: Senior Vice President,
                                              General Counsel and Secretary

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